Exhibit 99.4

Remington Arms Company, Inc. Increases Early Consent Fee, Further Extends Early Consent Date and Makes Certain other Modifications with Respect to its Consent Solicitation for 10 1/2% Senior Notes Due 2011

        MADISON, N.C., May 16, 2007—Remington Arms Company, Inc. (the "Company") issued today a Supplement (the "Supplement") to the consent solicitation that the Company commenced on May 1, 2007 (the "Consent Solicitation") relating to the $200,000,000 principal amount of its 10 1/2% Senior Notes due 2011 (CUSIP No. 759576AE1) (the "Notes"), which, among other things, further extends the early consent date to 5:00 p.m., New York City time, May 17, 2007 (the "New Early Consent Date") and increases the Early Consent Fee to $7.50 for each $1,000 principal amount of Notes. The Supplement will be furnished by the Company to the Securities and Exchange Commission (the "SEC") as an exhibit to a Form 8-K, and will be available on the SEC website, www.sec.gov.

        In accordance with the Supplement, if all conditions to the Consent Solicitation are satisfied, holders of Notes who validly deliver their consents pursuant to the Consent Solicitation by the New Early Consent Date (and do not validly revoke their consents by the date the supplemental indenture containing the amendments to the Indenture is executed) will be paid a consent fee of $7.50 for each $1,000 principal amount of Notes, which is an increase as compared to the earlier amount of $5.00 for each $1,000 principal amount of Notes. Certain other provisions of the Consent Solicitation will also be amended. These modifications of the proposed amendments to the Indenture include changes to the definitions of "Permitted Holder" and "Change of Control" and the deletion of the defined term "Transaction", as further described in the Supplement.

        Credit Suisse Securities (USA) LLC is serving as the exclusive Solicitation Agent for the Consent Solicitation. The Information Agent is D.F. King & Co., Inc. Any questions or requests for assistance or additional copies of documents, including the Supplement, may be directed to the Information Agent toll free at (800) 431-9633 (banks and brokers call collect at (212) 269-5550).

        This news release does not constitute an offering of Notes or any other security of the Company or any solicitation to purchase or sell any securities, or a solicitation of consent with respect to any securities, including, without limitation, the Notes. The Consent Solicitation is being made only by means of the Consent Solicitation Statement dated May 1, 2007, as amended by the Supplement.

About Remington Arms Company, Inc.

        Remington Arms Company, Inc., headquartered in Madison, N.C., designs, produces and sells sporting goods products for the hunting and shooting sports markets, as well as solutions to the military, government and law enforcement markets. Founded in 1816 in upstate New York, the Company is one of the nation's oldest continuously operating manufacturers. The Company is the only U.S. manufacturer of both firearms and ammunition products and one of the largest domestic producers of shotguns and rifles. The Company distributes its products throughout the U.S. and in over 55 foreign countries. More information about the Company can be found at www.remington.com.

Forward-Looking Statements

        This press release may include "forward-looking statements" within the meaning of federal securities laws. Forward-looking statements give the Company's current expectations or forecasts of future events. These forward-looking statements include expectations regarding (i) the terms and conditions of the Consent Solicitation and Supplement and (ii) the timing of the Consent Solicitation and Supplement. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company's products, the Company's growth opportunities, and other risks detailed from time to time in the Company's reports filed with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

        The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.